Stillwater Mining Company Receives Approval for TSX Listing

BILLINGS, MT -- (Marketwire - July 27, 2011) - STILLWATER MINING COMPANY (NYSE: SWC) ("Stillwater" or the "Company") announced today that the Company's common shares have been conditionally approved for listing on the Toronto Stock Exchange ("TSX"), subject to the fulfillment of standard conditions. The Stillwater common shares are expected to begin trading on the TSX under the symbol "SWC" prior to the end of August 2011.

Francis R. McAllister, Stillwater Chairman and CEO, commented, "This is a positive step for Stillwater and its shareholders. Listing on the TSX in addition to our long standing listing relationship with the NYSE will increase our visibility and profile in the mining industry. Listing on the TSX also provides benefits to shareholders such as enhanced market access for Canadian investors."

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Web site: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management's expectations, is found in the section entitled "Risk Factors" in the Company's 2010 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

CONTACT:
Mike Beckstead
406.373.8971